Exhibit 10.16

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

BAE SYSTEMS
DOC 1
A123 Systems
May 16 2007

GENERAL PROVISIONS

COMMERCIAL SUBCONTRACTS/PURCHASE ORDERS

1                  Acceptance of Contract/Terms and Conditions

2                  Applicable Laws

3                  Assignment

4                  Changes

5                  Contract Direction

6                  Customer Communication

7                  Default

8                  Definitions

9                  Disputes/Jury Waiver

10            Electronic Contracting

11            Export Control

12            Extras

13            Foreign Corrupt Practices Prohibition

14            Furnished Property

15            Gratuities/Kickbacks Prohibition

16            Independent Contractor Relationship

17            Information of BAE SYSTEMS

18            Information of Seller

19            Inspection and Acceptance

20            Insurance/Entry on BAE SYSTEMS Property

21            Intellectual Property

22            Maintenance of Records

23            New Materials

24            Offset Credit/Cooperation

25            Open Source Software

26            Packing and Shipment

27            Parts Obsolescence

28            Payments, Taxes, and Duties

29            Precedence

30            Quality Control System

31            Release of Information

32            Severability

33            Stop Work Order

34            Survivability

35            Termination for Convenience

36            Timely Performance

37            Waiver, Approvals, and Remedies

38            Warranty

1.                          ACCEPTANCE OF CONTRACT/TERMS AND CONDITIONS

(a)         This Contract integrates, merges, and supersedes any prior offers, negotiations, and agreements concerning the subject matter hereof and constitutes the entire agreement between the parties.

(b)        SELLER’s execution of Subcontract Order #81659 shall constitute SELLER’s unqualified acceptance of this Contract.

(c)         ADDITIONAL OR DIFFERING TERMS OR CONDITIONS PROPOSED BY SELLER OR INCLUDED IN SELLER’S ACKNOWLEDGMENT HEREOF ARE HEREBY OBJECTED TO BY BAE SYSTEMS AND HAVE NO EFFECT UNLESS EXPRESSLY ACCEPTED IN WRITING BY BAE SYSTEMS.  ADDITIONAL OR DIFFERING PRE-PRINTED TERMS OR CONDITIONS INCLUDED IN BAE SYSTEM’S PURCHASE ORDERS ARE HEREBY OBJECTED TO BY SELLER AND HAVE NO EFFECT UNLESS EXPRESSLY ACCEPTED IN WRITING BY SELLER.

2.                          APPLICABLE LAWS

(a)         This Contract and all matters arising from or related to it shall be governed by and construed in accordance with the law of the State from which this Contract is issued (New York), excluding its choice of law rules.

(b)        (1)                       SELLER shall comply with all applicable laws, orders, rules, regulations, and ordinances. SELLER shall procure all licenses and permits, and pay all fees and other required charges necessary to conduct its business, all at SELLER’s expense.

(2)                      SELLER shall be responsible for compliance with all requirements and obligations relating to its employees under all applicable local, state, and federal statutes, ordinances, rules, and obligations including, but not limited to, employer’s obligations under laws relating to: income tax withholding and reporting; civil rights; equal employment opportunity; discrimination on the basis of age, sex, race, color, religion, disability, national origin, or veteran status; overtime; minimum wage; social security contribution and withholding; unemployment insurance; employer’s liability insurance; worker’s compensation; veteran’s rights; and all other employment, labor, or benefits related laws.

(3)                      If: (i) BAE SYSTEMS’ contract price or fee is reduced; (ii) BAE SYSTEMS’ costs are determined to be unallowable; (iii) any fines, penalties or interest are assessed on BAE SYSTEMS; or (iv) BAE SYSTEMS incurs any other costs or damages, each as a direct result of any violation of applicable laws, orders, rules, regulations, or ordinances by SELLER, its directors, officers, employees, agents, suppliers, or subcontractors at any tier, BAE SYSTEMS may proceed as provided for in subparagraph 2(b)(4) below.

(4)                      Upon the occurrence of any of the circumstances identified in subparagraph 2(b)(3) above and resulting from the violation so specified, BAE SYSTEMS may make a reduction of corresponding amounts (in whole or in part) in the price, or in the costs and fee, of this Contract, and/or may demand payment (in whole or in part) of the corresponding amounts up to the value of the Work that caused such fines, penalties or interest to be assessed.; provided, however, that SELLER shall first be provided with a reasonable opportunity to cure in accordance with Section 7(a) below.  SELLER shall promptly pay amounts so demanded.

(c)         [SELLER represents that each chemical substance constituting or contained in Work sold or otherwise transferred to BAE SYSTEMS hereunder is on the list of chemical substances compiled and published by the Administrator of the Environmental Protection Agency pursuant to the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.) as amended.]

(d)        SELLER shall provide to BAE SYSTEMS with each delivery any Material Safety Data Sheet (29 C.F.R. 1910.1200) applicable to the Work in conformance with and containing such information as required by the Occupational Safety and Health Act of 1970 and regulations promulgated thereunder, or its state approved counterpart.

3.                          ASSIGNMENT

Any assignment of SELLER’s contract rights or delegation of duties shall be void, unless prior written consent is given by BAE SYSTEMS, which shall not be unreasonably withheld or delayed.  The foregoing shall not apply to any sale or transfer of all or substantially all of SELLER’s assets or capital stock in an acquisition or merger.  However, SELLER may assign rights to be paid amounts due, or to become due, to a financing institution if BAE SYSTEMS is promptly furnished a signed copy of such assignment reasonably in advance of the due date for payment of any such amounts.  Amounts assigned to an assignee shall be subject to setoffs or recoupment for any present or future claims of BAE SYSTEMS against SELLER.  BAE SYSTEMS shall have the right to make settlements and/or adjustments in price without notice to the assignee.

4.                          CHANGES

(a)         The BAE SYSTEMS Procurement Representative may at any time, by prior written notice, and without notice to sureties or assignees, make changes within the general scope of this Contract in any one or more of the following:  (i) technical requirements and descriptions, specifications, statement of work (“SOW”), drawings or designs; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities or delivery schedules or both; (v) amount of BAE SYSTEMS furnished property; and (vi) if this Contract includes services: (x) description of services to be performed; (y) time of performance (e.g., hours of the day, days of the week, etc.); and (z) place of performance. SELLER shall use commercially reasonable best efforts to comply immediately with such direction.

(b)        If any such change causes an increase or decrease in the cost of, or the time required for, performance of any part of this Contract, BAE SYSTEMS shall make a mutually agreed equitable adjustment in the Contract price and/or delivery schedule, and the parties shall modify the Contract accordingly. Changes to the delivery schedule will be subject to a price adjustment only.

(c)         Any claim for an equitable adjustment by SELLER must be submitted in writing to BAE SYSTEMS Procurement Representative within [**] from the date of notice of the change, unless BAE SYSTEMS and SELLER agree in writing to a longer period.

(d)        Failure to agree to any adjustment shall be resolved in accordance with paragraph 9 “Disputes/Jury Waiver.”  However, nothing contained in this paragraph 4 shall excuse SELLER from proceeding without delay in the performance of this Contract as changed, provided that the adjustment in question is not deemed material in SELLER’s reasonable judgment.

5.                          CONTRACT DIRECTION

(a)         Only the BAE SYSTEMS Procurement Representative has authority make changes in, to amend, or to modify this Contract. Such changes, amendments or modifications must be in writing.

(b)        BAE SYSTEMS program, operations, engineering, technical, or other personnel may from time to time render assistance, give technical advice, discuss, or exchange information with SELLER’s personnel concerning the Work hereunder. Such actions shall not be deemed to be a change under paragraph 4 “Changes” and shall not be the basis for equitable adjustment. If SELLER believes the foregoing creates an actual or constructive change, SELLER shall notify the BAE SYSTEMS Procurement Representative and shall not accept such direction or perform said action unless authorized under subparagraph 5(a).

(c)         Except as otherwise provided herein, all notices to be furnished by SELLER shall be sent to the BAE SYSTEMS Procurement Representative.

6.                          CUSTOMER COMMUNICATION

BAE SYSTEMS shall be solely responsible for all liaison and coordination with the Customer or any higher tier contractor(s) as it affects this Contract or any Work thereunder or related thereto. Except as required by law, SELLER shall not communicate with the Customer, and any higher tier contractor(s), with respect to this Contract or any Work thereunder or related thereto, without prior approval of the BAE SYSTEMS Procurement Representative. SELLER shall promptly notify BAE SYSTEMS of any communications, initiated by the Customer or any higher tier contractor(s), that affects this Contract or any Work thereunder or related thereto.

7.                          DEFAULT

(a)         BAE SYSTEMS, by written notice, may terminate this Contract for default, in whole or in part, if SELLER fails to comply with any of the material terms of this Contract, fails to make progress as to endanger performance of this Contract, or fails to provide adequate assurance of future performance. SELLER shall have [**] (or such longer period as BAE SYSTEMS may authorize in writing) to cure any such failure after receipt of written notice from BAE SYSTEMS.  Default involving delivery schedule delays shall not be subject to the cure provision.

(b)        BAE SYSTEMS shall not be liable to pay for any Work not accepted (pursuant to Section 19 below); however, BAE SYSTEMS may require SELLER to deliver to BAE SYSTEMS any supplies and materials, and drawings that SELLER has specifically produced or acquired for the terminated portion of this Contract. BAE SYSTEMS and SELLER shall agree on the amount of payment for these other deliverables.

(c)         SELLER shall continue all Work not terminated.

(d)        If after termination under subparagraph 7(a), it is later determined that SELLER was not in default, such termination shall be deemed a Termination for Convenience.

8.                          DEFINITIONS

The following terms shall have the meanings set forth below:

(a)         “BAE SYSTEMS” means the BAE SYSTEMS legal entity as identified on the face of the Contract.

(b)        “BAE SYSTEMS Procurement Representative” means the person authorized by BAE SYSTEMS’ cognizant procurement organization to administer and/or execute this Contract.

(c)         “Contract” means the instrument of contracting, such as “PO”, “Purchase Order”, or other such type designation, including all referenced documents, exhibits and attachments.  If these terms and conditions are incorporated into a “master” agreement that provides for releases, (in the form of a purchase order or other such document) the term “Contract” shall also mean the release document for the Work to be performed.

(d)        “Customer” means the entity with whom BAE SYSTEMS has or anticipates having a contractual relationship to provide services or goods that utilize or incorporate the Work. For purposes of paragraphs 14 (FURNISHED PROPERTY) and 16 (INDEPENDENT CONTRACTOR RELATIONSHIP), “Customer” shall include any higher tier contractor(s).

(e)         “Electronic Signature” means an electronic sound, symbol, or process attached to or logically associated with a record and executed or adopted by a person with the intent to sign the record.

(f)           “Open Source” means with respect to Software and any licenses of same, that Software provided under a license which permits the user to run, copy, distribute, study, change, modify and/or improve the Software but which prohibits the user from: (a) withholding improvements and/or modifications made by the user to the source code when and/if user thereafter distributes the Software; and/or (b) adding restrictions on use when redistributing or transferring the Software to third parties. For purposes of this Contract, “Open Source” Software shall also include “Free Software” as defined by the Free Software Foundation Inc.  By way of example and not limitation, “Open Source” licenses shall include such licenses as the GNU General Public License, the Mozilla Public License 1.1, Apache Software License Version 2.0, the Academic Free License 2.0, and Open Software License 2.0.

(g)        “PO” or “Purchase Order” as used in any document constituting a part of this Contract shall mean this “Contract”.

(h)        “SELLER” means the party identified on the face of this Contract with whom BAE SYSTEMS is contracting. For the purposes of paragraphs 6 (CUSTOMER COMMUNICATION) and 16 (INDEPENDENT CONTRACTOR RELATIONSHIP) only, “SELLER” shall also include SELLER’s agents, representatives, subcontractors, and suppliers at any tier.

(i)            “Software” means: (1) computer programs, source code, source code listings, executable code, machine readable code, object code listings, design details, algorithms, processes, flow charts, formulae, and related material that would enable software to be read, reproduced, recreated, or recompiled; (2) associated documentation such as operating manuals, application manuals, and installation and operating instructions that explain the capabilities of software and provide instructions on using the software; and (3) derivative works, enhancements, modifications, and copies of those items identified in (1) and (2) above.

(j)            “Work” means all required articles, materials, supplies, goods and services, including, but not limited to, technical data and Software constituting the subject matter of this Contract.

9.                         DISPUTES/JURY WAIVER

(a)         All disputes arising from or related to this Contract, which are not disposed of by mutual agreement may be decided by recourse to an action at law or in equity in accordance with subparagraph 9(b) below. Until final resolution of any dispute hereunder (with the exception of those relating to payment), SELLER shall diligently proceed with the performance of this Contract as directed by BAE SYSTEMS.

(b)        BAE SYSTEMS and SELLER agree to timely notify each other of any claim, dispute or cause of action arising from or related to this Contract, and to negotiate in good faith to resolve any such claim, dispute or cause of action.  To the extent that such negotiations fail, BAE SYSTEMS AND SELLER AGREE THAT ANY LAWSUIT OR CAUSE OF ACTION THAT ARISES FROM OR IS RELATED TO THIS CONTRACT SHALL BE FILED WITH AND LITIGATED ONLY IN A COURT OF COMPETENT JURISDICTION WITHIN THE STATE FROM WHICH THIS CONTRACT WAS ISSUED (NEW YORK); AND BAE SYSTEMS AND SELLER EACH HEREBY CONSENT AND AGREE TO THE PERSONAL JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE FROM WHICH THIS CONTRACT WAS ISSUED WITH RESPECT TO ANY SUCH CLAIM, DISPUTE OR CAUSE OF ACTION AND WAIVE ANY DEFENSE OR OBJECTION TO THE EXERCISE OF PERSONAL JURISDICTION AND/OR VENUE BY ANY SUCH COURT.

(c)         TO THE EXTENT PERMITTED BY APPLICABLE LAWS, BAE SYSTEMS AND SELLER EACH WAIVE ANY RIGHTS WHICH EITHER MAY HAVE TO TRIAL BEFORE A JURY OF ANY DISPUTE ARISING FROM, OR RELATED TO, THIS CONTRACT. SELLER AND BAE SYSTEMS FURTHER STIPULATE AND CONSENT THAT ANY SUCH LITIGATION BEFORE A COURT OF COMPETENT JURISDICTION SHALL BE NON-JURY.

10.                   ELECTRONIC CONTRACTING

BAE SYSTEMS and SELLER agree that if this Contract, or any order, ancillary agreement, or correspondence is transmitted electronically neither BAE SYSTEMS nor SELLER shall contest the validity thereof, on the basis that this Contract, or the order, acknowledgement, ancillary agreement, or correspondence exists only in electronic form, an electronic record was used in its creation or formation, or it contains only an Electronic Signature or it was generated automatically, without human intervention by a system intended for the purposes of generating same.

11.                   EXPORT CONTROL

(a)         SELLER shall comply with all applicable United States export control laws and regulations, including, but not limited to, the requirements of the Arms Export Control Act, 22 U.S.C. 2751-2794, the International Traffic in Arms Regulation (ITAR), 22 C.F.R. 120 et seq., the Export Administration Act, 50 U.S.C. app. 2401-2420, and the Export Administration Regulations, 15 C.F.R. 730-774. SELLER shall obtain all required export licenses or agreements necessary to perform SELLER’s Work, as applicable.

(b)        Without limiting the foregoing, SELLER shall not transfer any export controlled item, data or services, to include transfer to “Foreign Persons” employed by or associated with, or under contract to SELLER or SELLER’s lower-tier suppliers, without the authority of a United States Government export license, export agreement, or applicable license exemption or exception.  For purposes of this paragraph 11, “Foreign  Persons” shall mean any natural person who is not a lawful permanent resident as defined by 8 U.S.C. 1101(a)(20) or who is not a protected individual as defined by 8 U.S.C. 1324b(a)(3). It also means any foreign corporation, business association, partnership, trust, society or any other entity or group that is not incorporated or organized to do business in the United States, as well as international organizations, foreign governments and any agency or subdivision of foreign governments (e.g. diplomatic missions).

(c)         SELLER shall notify BAE SYSTEMS if any use, sale, import or export by BAE SYSTEMS of Work to be delivered under this Contract is restricted by any export control laws or regulations applicable to SELLER.

(d)        SELLER shall immediately notify the BAE SYSTEMS Procurement Representative if SELLER is listed in any Denied

Parties List or if SELLER’s export privileges are otherwise denied, suspended or revoked in whole or in part by any government entity or agency.

(e)         If SELLER is engaged in the business of either exporting or manufacturing (whether exporting or not) defense articles or furnishing defense services, SELLER represents that it maintains an effective export/import compliance program in accordance with the ITAR and it is registered with the United States Office of Defense Trade Controls (unless covered by one of the exemptions set forth in 22 C.F.R. 122.1) as required by the ITAR.

(f)           Where SELLER is a signatory under a BAE SYSTEMS export license or export agreement (e.g., TAA, MLA), SELLER shall provide prompt notification to the BAE SYSTEMS Procurement Representative in the event of changed circumstances affecting said license or agreement.

(g)        SELLER shall indemnify, hold harmless and, at BAE SYSTEMS’ election, defend  BAE SYSTEMS, its directors, officers, employees, and agents from and against all losses, costs, claims, causes of action, damages, liabilities and expense, including, but not limited to, reasonable attorneys’ fees, all expense of litigation and/or settlement, and court costs, arising from or related to any breach of SELLER, its directors, officers, employees, agents, suppliers, or subcontractors at any tier in the performance of any of its obligations under this paragraph 11. SELLER shall include the requirements of this paragraph 11 in all agreements with lower tier subcontractors.

12.                   EXTRAS

Work shall not be supplied in excess of quantities specified in this Contract. SELLER shall be liable for handling charges and return shipment costs for any excess quantities.

13.                   FOREIGN CORRUPT PRACTICES PROHIBITION

(a)         By accepting this Contract, SELLER certifies and represents that it has not made or solicited and will not make or solicit any offer, payment, promise to pay, or authorization to pay any money, gift, or anything of value to any governmental official or any political party, party official or candidate, either directly or through an intermediary, corruptly for the purpose of influencing any official act, omission, or exercise of influence by the recipient, to assist BAE SYSTEMS  or SELLER in obtaining or retaining business.

(b)        SELLER shall ensure that all lower tier subcontracts include this paragraph 13.

14.                   FURNISHED PROPERTY

(a)         BAE SYSTEMS may provide to SELLER property owned by either BAE SYSTEMS or its Customer (Furnished Property). Unless previously authorized in writing by the BAE SYSTEMS Procurement Representative, Furnished Property shall be used only for the performance of this Contract.

(b)        Title to Furnished Property shall remain in BAE SYSTEMS or its Customer as applicable. SELLER shall clearly mark (if not so marked) all Furnished Property to show its ownership.

(c)         The Furnished Property shall be supplied in “as-is” condition unless otherwise expressly agreed in writing. Except for reasonable wear and tear, SELLER shall be responsible for, and shall promptly notify BAE SYSTEMS of, any loss or damage to Furnished Property while in SELLER’s care, custody, or control. Without additional charge, SELLER shall manage, maintain, preserve, and insure Furnished Property in accordance with good commercial practice.

(d)        At BAE SYSTEMS’ request, and/or upon completion of this Contract SELLER shall submit, in an acceptable form, inventory lists of Furnished Property and shall deliver or make such other disposal as may be directed by BAE SYSTEMS.

15.                   GRATUITIES/KICKBACKS PROHIBITION

No gratuities (in the form of entertainment, gifts or otherwise) or kickbacks shall be offered or given by SELLER, or anyone acting on SELLER’s behalf, to any employee of BAE SYSTEMS with a view toward securing favorable treatment as a supplier.

16.                   INDEPENDENT CONTRACTOR RELATIONSHIP

(a)         SELLER’s relationship to BAE SYSTEMS shall be that of an independent contractor and this Contract does not create an agency, partnership, or joint venture relationship between BAE SYSTEMS and SELLER or BAE SYSTEMS and SELLER personnel. SELLER personnel engaged in performing Work under this Contract shall be deemed employees of SELLER and shall not for any purposes be considered employees or agents of BAE SYSTEMS. SELLER assumes full responsibility for the actions and supervision of such personnel while engaged in Work under this Contract.  BAE SYSTEMS assumes no liability for SELLER personnel.

(b)        Nothing contained in this Contract shall be construed as granting to SELLER or any personnel of SELLER rights under any BAE SYSTEMS benefit plan.

(c)         SELLER personnel: (i) will not remove BAE SYSTEMS or its Customer’s assets from BAE SYSTEMS’ or Customer’s premises without BAE SYSTEMS authorization; (ii) will use BAE SYSTEMS or Customer assets only for purposes of this Contract; (iii) will only connect with, interact with or use BAE SYSTEMS’ computer networks and equipment, communications resources, programs, tools or routines as BAE SYSTEMS agrees, all at SELLER’s risk and expense, and then only in compliance with applicable BAE SYSTEMS policies; and (iv) will not share or disclose user identifiers, passwords, cipher keys or computer dial port telephone numbers. BAE SYSTEMS may monitor any communications made over or data stored in BAE SYSTEMS computer networks and equipment or communications resources.

(d)        Intentionally Omitted

17.                   INFORMATION OF BAE SYSTEMS

Information provided by BAE SYSTEMS to SELLER remains the property of BAE SYSTEMS.  SELLER shall comply with all proprietary information markings and restrictive legends applied by BAE SYSTEMS to anything provided hereunder to SELLER.  SELLER shall not use any BAE SYSTEMS provided information for any purpose except to perform this Contract and shall not disclose such information to third parties without the prior written consent of BAE SYSTEMS.

18.                   INFORMATION OF SELLER

SELLER shall not provide any proprietary information to BAE SYSTEMS without prior execution by BAE SYSTEMS of a Proprietary Information or Non-Disclosure Agreement that expressly covers the performance of Work under this Contract.

19.                   INSPECTION AND ACCEPTANCE

(a)         BAE SYSTEMS may inspect all Work at reasonable times and places, including, when practicable and upon prior notice, during manufacture and before shipment. BAE SYSTEMS shall perform such inspections in a manner that will not unduly delay the Work. SELLER shall provide all information, facilities, and assistance necessary for safe and convenient inspection without additional charge.

(b)        No such inspection (or election not to inspect) shall relieve SELLER of its obligations to furnish all Work in strict accordance with the requirements of this Contract. BAE SYSTEMS’ final inspection and acceptance shall be upon delivery of the applicable Work at destination.  The applicable warranty period shall begin immediately following such delivery, except as otherwise expressly provided in Section 7B of the Special Terms and Conditions.

(c)         If SELLER delivers non-conforming Work, BAE SYSTEMS shall be entitled to the warranty remedies set forth in Section 38 below..

(d)        When Work is not ready at the time specified by the SELLER for inspection, BAE SYSTEMS may charge to the SELLER the additional cost of inspection.

(e)         BAE SYSTEMS may also charge the SELLER for any costs of additional inspection and/or transportation when rejection makes reinspection necessary.

(f)           SELLER shall not re-tender rejected Work without disclosing the corrective action taken.

20.                   INSURANCE/ENTRY ON BAE SYSTEMS OR CUSTOMER PROPERTY

(a)         In the event that SELLER, its employees, agents, or subcontractors enter the site(s) of BAE SYSTEMS or its Customer for any reason in connection with this Contract, then SELLER and its subcontractors shall procure and maintain worker’s compensation (with a waiver of subrogation in favor of BAE SYSTEMS), automobile liability, comprehensive general liability (bodily injury and property damage) insurance in amounts reasonably acceptable to BAE SYSTEMS, and such other insurance as BAE SYSTEMS may reasonably require, all of which shall be consistent with applicable industry standards and SELLER’s existing coverage. SELLER shall indemnify, hold harmless and, at BAE SYSTEMS’ election, defend BAE SYSTEMS, its directors, officers, employees, and agents from and against all losses, costs, claims, penalties, causes of action, damages, liabilities, fees, and expenses, including, but not limited to, reasonable attorneys’ fees, all expenses of litigation and/or settlement, and court costs, by reason of property damage or loss or personal injury or death to any person arising from or related to the negligence or willful misconduct of SELLER, its directors, officers, employees, agents, suppliers, or subcontractors while on the site(s) of BAE SYSTEMS or its Customers. With respect to any injury, including, but not limited to, death, to employees of SELLER or SELLER’s agents, subcontractors or suppliers, SELLER’s obligation to indemnify and defend in accordance with this paragraph 20 shall apply regardless of cause. SELLER shall provide BAE SYSTEMS thirty (30) days advance written notice prior to the effective date of any cancellation or change in the term or coverage of any of SELLER’s required insurance, provided however such notice shall not relieve SELLER of its obligations to procure and maintain the required insurance.  If requested, SELLER shall send a “Certificate of Insurance” showing SELLER’s compliance with these requirements. SELLER shall name BAE SYSTEMS as an additional insured for the duration of this Contract. Insurance maintained pursuant to this paragraph 20 shall be considered primary as respects the interest of BAE SYSTEMS and is not contributory with any insurance that BAE SYSTEMS may carry. “Subcontractor” as used in this subparagraph 20(a) shall include SELLER’s subcontractors at any tier.

(b)        SELLER shall ensure that personnel assigned to work on BAE SYSTEMS’ or Customer’s premises comply with any on-premises guidelines. Unless otherwise authorized in writing by BAE SYSTEMS, SELLER’s personnel assigned to work on BAE SYSTEMS’ or Customer’s premises shall while on BAE SYSTEMS’ or Customer’s premises (i) not bring weapons of any kind; (ii) not manufacture, sell, distribute, possess, use or be under the influence of controlled substances or alcoholic beverages; (iii) not possess hazardous materials of any kind; (iv) remain in authorized areas only; and/or (v) not solicit BAE SYSTEMS’ employees for employment during business hours.

(c)         All SELLER personnel, property, and vehicles entering or leaving BAE SYSTEMS’ or Customer’s premises are subject to search.

(d)        SELLER shall promptly notify BAE SYSTEMS and provide a report of any and all physical altercations, assaults or harassment, and accidents or security incidents involving death, personal injury or loss of or misuse of or damage to BAE SYSTEMS’ or Customer’s property, while on BAE SYSTEMS’ or its Customer’s premises.

(e)         BAE SYSTEMS may, at its sole discretion, remove or require SELLER to remove any specified employee of SELLER from BAE SYSTEMS’ or Customer’s premises and request that such employee not be reassigned to any BAE SYSTEMS premises under this Contract. Any costs arising from or related to removal of SELLER’s employee shall be borne solely by SELLER and not charged to this Contract.

21.                   INTELLECTUAL PROPERTY

(a)         Intentionally Omitted

(b)        Intentionally Omitted

(c)         SELLER warrants that the Work performed and delivered under this Contract will not infringe or otherwise violate the intellectual property rights of any third party in the United States or any foreign country and is free and clear of all liens, licenses, claims, and encumbrances.

(d)        SELLER shall indemnify, hold harmless and, at BAE SYSTEMS’ election, defend BAE SYSTEMS and its Customer from and against all losses, costs, claims, penalties, causes of action, damages, liabilities, fees, and expenses, including, but not limited to, reasonable attorneys’ fees, arising from or related to any action by a third party that is based upon a claim that the Work performed or delivered under this Contract infringes or otherwise violates the intellectual property rights of any person or entity. If an injunction is obtained against BAE SYSTEMS’ use of the Work or a portion thereof as a result of infringement or misappropriation of the intellectual property of any third party, SELLER shall either (i) procure for BAE SYSTEMS and Customer the right to continue using the Work or (ii) replace or modify the Work so it becomes non-infringing. This indemnity and hold harmless provision shall not be considered an allowable cost under any provisions of this Contract except with regard to allowable insurance costs.

SELLER shall have no liability or obligation hereunder with respect to any infringement claim if such infringement is caused by (i) use of Work by BAE SYSTEMS in an application or environment other than as specified in applicable specifications or documentation; (ii) modification of the Work by any party other than SELLER; or (iii) the combination, operation or use of the Work with other product(s) or services not supplied by SELLER where the Work would not by itself be infringing.   BAE SYSTEMS agrees to defend SELLER from and against all liabilities, obligations, costs, expenses and judgments, including court costs, reasonable attorneys fees and expert fees, arising out of any of the circumstances stated in subsections (i) - (iv) above.

THIS SECTION STATES SELLER’S ENTIRE AND EXCLUSIVE LIABILITY AND OBLIGATION, AND LICENSEE’S EXCLUSIVE REMEDY, WHETHER STATUTORY, CONTRACTUAL, EXPRESS, IMPLIED OR OTHERWISE, FOR CLAIMS OF INTELLECTUAL PROPERTY INFRINGEMENT.

22.                   MAINTENANCE OF RECORDS

(a)         SELLER shall maintain complete and accurate records in accordance with generally accepted accounting principles and good commercial practices to substantiate SELLER’s charges hereunder. SELLER shall retain such records for [**] from final payment of this Contract.

(b)        BAE SYSTEMS shall have access to such records, and any other records SELLER is required to maintain under this Contract, for the purpose of audit during normal business hours, upon reasonable notice for so long as such records are required to be retained. Audit rights shall be available to BAE SYSTEMS on all performance related reports and other records, except records pertaining to proprietary indirect cost data. Audit of any proprietary indirect cost data may be accomplished through a mutually agreeable third party auditor from a nationally recognized firm of certified public accountants.

23.                   NEW MATERIALS

Unless authorized in writing by the BAE SYSTEMS Procurement Representative, all Work to be delivered hereunder shall consist of new materials, and shall not be used, or reconditioned, remanufactured or of such age as to impair its usefulness or safety.

24.                   OFFSET CREDIT/COOPERATION

All offset or countertrade credit value resulting from this Contract, and any lower tier subcontracts, shall accrue solely to the benefit of BAE SYSTEMS.  SELLER shall cooperate with BAE SYSTEMS in the fulfillment of any foreign offset/countertrade obligations.

25.                   OPEN SOURCE SOFTWARE

Without the prior written approval of BAE SYSTEMS, which BAE SYSTEMS may withhold in its sole discretion, SELLER shall not incorporate any Open Source Software, including any source code governed by an Open Source license, into Work to be performed and/or delivered under this Contract. Before BAE SYSTEMS will consider providing written approval for the incorporation of such Open Source Software, SELLER shall first identify all Open Source Software incorporated into Work to be performed and/or delivered under this Contract, including a complete source code listing of the Software comprising the Work with a description of the operation of the Software in English and machine-readable form, together with copies of any licenses required to be accepted.

26.                   PACKING AND SHIPMENT

(a)         Unless otherwise specified, all Work is to be packed in accordance with good commercial practice.

(b)        A complete packing list shall be enclosed with all shipments. SELLER shall mark containers or packages with necessary lifting, loading, and shipping information, including the BAE SYSTEMS Contract number, item number, dates of shipment, and the names and addresses of consignor and consignee. Bills of lading shall include this Contract number.

(c)         Unless otherwise specified, delivery shall be FOB Destination.

27.                   PARTS OBSOLESCENCE

BAE SYSTEMS may desire to place additional orders for items purchased hereunder. SELLER shall provide BAE SYSTEMS with a “Last Time Buy Notice” at least [**] prior to any action to discontinue any item purchased under this Contract.

28.                   PAYMENTS, TAXES, AND DUTIES

(a)         Unless otherwise provided, terms of payment shall be net [**] from the latest of the following: (i) BAE SYSTEMS’ receipt of SELLER’s proper invoice; (ii) scheduled delivery date of the Work; or (iii) actual delivery of the Work. BAE SYSTEMS shall have a right of setoff against payments due or at issue under this Contract or any other contract between BAE SYSTEMS and SELLER.

(b)        Each payment made shall be subject to reduction to the extent of amounts which are found by BAE SYSTEMS in good faith not to have been properly payable under the terms of this Contract and shall also be subject to reduction for overpayments.

(c)         Payment shall be deemed to have been made as of the date of mailing BAE SYSTEMS’ payment or electronic funds transfer.

(d)        Unless otherwise specified, prices include all applicable federal, state and local taxes, duties, tariffs, and similar fees imposed by any government, all of which shall be listed separately on the invoice.

29.                   PRECEDENCE

Any inconsistencies in this Contract shall be resolved in accordance with the following descending order of precedence: (1) face of the Purchase Order, release document or schedule, (which shall include continuation sheets), as applicable, to include any special terms and conditions; (2) any master-type agreement (such as corporate, operating group, or blanket agreements); (3) representations and certifications; (4) these terms and conditions; (5) statement of work; and (6) specifications or drawings.

30.                   QUALITY CONTROL SYSTEM

(a)         SELLER shall provide and maintain a quality control system to an industry recognized Quality Standard and in compliance with any other specific quality requirements identified in this Contract.

(b)        Records of all quality control inspection work by SELLER shall be kept complete and available to BAE SYSTEMS and its Customers.

31.                   RELEASE OF INFORMATION

Except as required by law, no public release of any information, or confirmation or denial of same, with respect to this Contract or the subject matter hereof, shall be made by SELLER without the prior written approval of BAE SYSTEMS Procurement Representative.

32.                   SEVERABILITY

Each paragraph and provision of this Contract is severable, and if one or more paragraphs or provisions are declared invalid, the remaining provisions of this Contract will remain in full force and effect.

33.                   STOP WORK ORDER

(a)         SELLER shall stop Work for up to [**] in accordance with the terms of any written notice received from BAE SYSTEMS, or for such longer period of time as BAE SYSTEMS and SELLER may agree and shall take all reasonable steps to minimize the incurrence of costs allocable to the Work during the period of Work stoppage.

(b)        Within such period, BAE SYSTEMS shall either terminate or continue the Work by written order to SELLER.  In the event of a continuation, an equitable adjustment in accordance with paragraph 4 “Changes” shall be made to the price, delivery schedule, or other provision affected by the Work stoppage, if applicable, provided that the claim for equitable adjustment is made within [**] after such continuation.

34.                   SURVIVABILITY

If this Contract expires, is completed, or is terminated, SELLER shall not be relieved of those obligations contained in the following provisions:

Applicable Laws

Disputes/Jury Waiver

Electronic Contracting

Export Control

Furnished Property

Independent Contractor Relationship

Information of BAE SYSTEMS

Insurance/Entry on BAE SYSTEMS or Customer Property

Intellectual Property

Maintenance of Records

Parts Obsolescence

Release of Information

Warranty

35.                   TERMINATION FOR CONVENIENCE

(a)         For specially performed Work: BAE SYSTEMS may terminate part or all of this Contract for its convenience by giving  written notice to SELLER. Upon receipt of such notice SELLER shall immediately:  (i) cease work; (ii) prepare and submit to BAE SYSTEMS an itemization of all completed and partially completed deliverables, services and costs incurred by SELLER in connection with the Work; (iii) deliver to BAE SYSTEMS deliverables satisfactorily completed up to the date of termination at the agreed upon prices in this Contract; and  (iv) deliver upon request any Work in process. SELLER shall use reasonable efforts to mitigate BAE SYSTEMS’ liability under this paragraph 34 by, among other actions, accepting the return of, returning to its suppliers, selling to others, or otherwise using the canceled deliverables (including raw materials or work in process) and provided such expenses do not exceed the prices set forth in this Contract. BAE SYSTEMS’ only obligation shall be to pay SELLER (i) a percentage of the price reflecting the percentage of the Work performed in accordance with the Contract schedule prior to the notice of termination and (ii) the costs incurred by SELLER in connection with the performance of the Work, plus reasonable charges that SELLER can demonstrate to the satisfaction of BAE SYSTEMS, using generally accepted accounting principles, have resulted from the termination.  SELLER shall not be paid for any Work performed or costs incurred which reasonably could have been avoided following SELLER’s receipt of notice from BAE SYSTEMS.

(b)        For other than specially performed Work:  BAE SYSTEMS may terminate part or all of this Contract for its convenience by giving thirty (30) days prior written notice to SELLER and BAE SYSTEMS’ only obligation to SELLER shall be payment of SELLER’s standard restocking or service charge, not to exceed [**] of the price of the terminated Work.

(c)         In either case, SELLER shall continue all Work not terminated.

(d)        In no event shall BAE SYSTEMS be liable for lost or anticipated profits, or unabsorbed indirect costs or overhead, or for any sum in excess of the total Contract price.  SELLER’s termination claim shall be submitted within [**] from the effective date of the termination.

36.                   TIMELY PERFORMANCE

(a)      SELLER’s timely performance is a critical element of this Contract.

(b)     Unless advance shipment has been authorized in writing by BAE SYSTEMS, BAE SYSTEMS may store at SELLER’s expense, or return, shipping charges collect, all Work received in advance of the scheduled delivery date.

(c)         If SELLER becomes aware of difficulty in performing the Work, SELLER shall timely notify BAE SYSTEMS, in writing, giving pertinent details.  This notification shall not change any delivery schedule.

(d)        In the event of a termination or change, no claim will be allowed for any manufacture or procurement in advance of SELLER’s normal flow time unless there has been prior written consent by BAE SYSTEMS’ Procurement Representative.

(e)         Without limiting any provision in the previous section, SELLER shall not be liable or be deemed to be in breach of this Contract for any failure to perform, or delay in performing, any of the SELLER’s obligations in relation to the Work if the delay or failure was due to any cause beyond the SELLER’s reasonable control.  Causes beyond the SELLER’s reasonable control shall include, but not be limited to, acts of God, flood, explosion, natural catastrophe, storms, fire or accident; war or threat of war, terrorism, blockade, sabotage, insurrection, riot or civil disturbance; acts, restrictions, regulations, laws, prohibitions or measures of any kind on the part of any governmental, international, federal, state or local authority; import or export regulations or embargoes; strikes or other industrial actions or trade disputes (whether involving employees of the SELLER or a third party).

37.                   WAIVER, APPROVAL, AND REMEDIES

(a)      Failure by BAE SYSTEMS to enforce any provision(s) of this Contract shall not be construed as a waiver of the requirement(s) of such provision(s), or as a waiver of the right of BAE SYSTEMS thereafter to enforce each and every such provision(s).

(b)        BAE SYSTEMS’ approval of documents shall not relieve SELLER from complying with any requirements of this Contract.

(c)      The rights and remedies of BAE SYSTEMS in this Contract are cumulative and in addition to any other rights and remedies provided by law or in equity.

38.                   WARRANTY

Warranty will be as defined in the Special Terms and Conditions.

BAE SYSTEMS Special Terms and Conditions

Dated: 5/16/2007 — BAE Systems Revision - Final

Definitions

Background Intellectual Property — Patents, trade secret rights, copyrights, or other intellectual property in solely-owned intellectual property that either (a) was developed or otherwise acquired by the Party prior to the effective date of this Agreement; or (b) was initially developed by the Party or otherwise acquired by the Party for purposes outside of but during the Term of this Agreement.  For avoidance of doubt, SELLER’s Background Intellectual Property shall include, without limitation,  SELLER’s proprietary Energy Storage Cells, Energy Storage Modules and Energy Storage Systems and their related components, materials and chemistry, SELLER’s Battery Management Systems and all related software, SELLER’s product specifications, manufacturing and development methodologies, cell and system level electronics, know-how and research, experimental and development work, design details, and engineering information..

Energy Storage Cell — The smallest individually packaged Energy Storage device.  Examples include but are not limited to: 1) an AA, AAA, or D size battery; 2) A123 cell ANR26650M1, and 3) a single ultra capacitor.

Energy Storage Module — Any series/parallel combination of individual energy storage cells packaged with the necessary interconnect components to form a field replaceable unit.  The Energy Storage Module may also include control electronics as required.

Energy Storage System (ESS) -   A field replaceable unit consisting of either Energy Storage Modules or Energy Storage Cells contained within an enclosure that may include any of the following: 1) a central control and monitoring device capable of communicating with external controllers; 2) high voltage disconnect and circuit protection components: and 3) a thermal management system to maintain the Energy Storage Modules or Energy Storage Cells at a safe operating temperature.

BAE Systems’ Energy Storage Module — The Energy Storage Module developed under this contract for BAE Systems and controlled under BAE Systems’ part number [**] and derivatives thereof (for avoidance of doubt, in cases where this module is modified as a result of BAE Systems directed changes or A123 proposed changes that are approved by BAE Systems, and such changes result in a new part number, this new part number will be included and become a part of this definition).

BAE Systems’ Energy Storage System — The Energy Storage System developed under this contract for BAE Systems and controlled under BAE Systems’ part number [**] and derivatives thereof (for avoidance of doubt, in cases where this ESS is modified as a result of BAE Systems directed changes or A123 proposed changes that are approved by BAE Systems, and such changes result in a new part number, this new part number will be included and become a part of this definition).

Development Program — The work to be performed by A123 Systems to design, develop, integrate, manufacture, and test the BAE Systems Energy Storage System in accordance with the requirements of this contract.  The Development Program will be considered complete when all deliverables called for by the contract are delivered and accepted by BAE Systems.

Production Program — The work to be performed to manufacture, test, and support the BAE Systems Energy Storage System.  The Production Program will commence on the date the Development Program is complete and the BAE Systems Energy Storage System is manufactured using the production tools, processes, and procedures identified and approved at the Production Readiness Review and the first piece (First Article) from the first production lot is delivered and accepted by BAE Systems.  The first BAE Systems Energy Storage System utilizing the aforementioned production tools, processes, and procedures will be ordered by BAE Systems no later than the completion of the Production Readiness Review.

1

Special Terms and Conditions

Article 1 — Supply Limitations

1.01             Except as expressly provided in Sections 1.02, 1.03 and 1.04 below, nothing in this Contract will prohibit or restrict in any way Seller from supplying Energy Storage Cells, Energy Storage Modules, Energy Storage Systems  to any Customer or other third party.  Nothing in this Contract will prohibit or restrict in any way Seller from supplying or licensing its Background Intellectual Property to any Customer or third party.

1.02             A123 will not supply or sell the BAE Systems’ Energy Storage System to anyone other than BAE Systems without BAE Systems’ prior written approval.

1.03             A123 will not supply or sell the BAE Systems’ Energy Storage Module to anyone other than BAE Systems without BAE Systems’ prior written approval.

1.04             A123 will not work with General Motors (including its Subsidiaries, Affiliates, Successors or Assigns) or supply or sell Energy Storage Modules or Energy Storage Systems directly to General Motors for use by General Motors in vehicles with a gross vehicle weight over [**] pounds for a period of [**] from the date the Development Program is complete and the Production Program for the BAE Systems’ Energy Storage System commences; provided, however, that it is acknowledged and agreed that the foregoing restriction shall not apply to the supply or sale of Energy Storage Modules or Energy Storage Systems by A123 to General Motors for use in non-commercial passenger vehicles.   SELLER shall provide BAE Systems with written notice of such date and BAE Systems shall confirm its concurrence in writing.  The foregoing restriction shall be null and void in the event that BAE Systems terminates this Contract for convenience in accordance with Section 35 of the General Provisions, Commercial Subcontracts/Purchase Orders

1.05             A123 will ensure that BAE Systems has the most cost competitive pricing for Energy Storage Modules or Energy Storage Systems in similar applications on a $ per rated KW basis based on similar volume and terms.

1.06             A123, unless legally bound to do otherwise, will continue to provide BAE Systems with  information on Energy Storage Cells, Energy Storage Modules, and Energy Storage Systems being developed by A123 for Hybrid and Electric Vehicles having reasonable application to the business and products of BAE Systems.  Opportunities may exist for BAE Systems to use these products as is or tailor the standard products to create a BAE Systems specific ESS.  A123 will provide these products to BAE Systems on most favored customer terms based on volume and terms.

1.07             In instances where BAE Systems is offering high power Lithium Ion ESS, unless specifically directed otherwise by its Customer, BAE Systems will sell only A123 based solutions into its new and existing properties for a period of [**] from the date the Development Program is complete and the Production Program for the BAE Systems’ Energy Storage System commences..   A123 will commit to pricing levels that assure that A123 ESS and/or battery modules are cost competitive on a total cost of ownership basis compared to other hybrid electric ESS and/or batteries sold for vehicles over [**] pounds.  A123 will be within [**]% price/performance of any other high power Lithium Ion solution on the market on a $ per rated KW basis based on similar volume and terms.  If A123 falls outside of this range, BAE Systems will have no obligation for current subcontract requirements and A123 will have [**] to correct the deficiency and, should it fail to do so, BAE Systems shall be relieved from its future obligations hereunder to sell such A123 solutions and may pursue other alternatives.

Article 2 - Rights and Licenses

2.01 Title to Intellectual Property.   For the purposes of this Agreement, “Intellectual Property” shall mean any legally enforceable rights, worldwide, under statute or common law with respect to inventive subject

2

matter or discoveries (hereinafter, “Inventions”) or original works of authorship, including, but not limited to, patents, copyrights (including mask works), trademarks and trade secrets.  In the event that any Intellectual Property concerning the subject matter of this Agreement is made, conceived or created during the term of this Agreement, the Parties agree that all right, title and interest in and to such Intellectual Property shall vest as follows:

Intellectual Property made, conceived, or created by one or more employees of one of the Parties hereto (whether or not made in conjunction with one or more third parties, so long as it is not based in whole or in material part on the Intellectual Property of the other Party) shall be the sole property of that Party (and subject to any agreement between that Party and any such third parties as may be involved).  Except for the BAE Systems’ Energy Storage Module and BAE Systems’ Energy Storage System, Intellectual Property made, conceived, or created jointly by one or more employees of one Party hereto together with one or more employees of the other Party hereto (and any third parties brought into the creation process by agreement of both Parties) (“Joint IP”) shall be jointly owned by the Parties (and, to the extent agreed by third parties), with each Party owning all such Joint IP without a duty to account or pay royalties to the other Party.  With respect to the BAE Systems’ Energy Storage Module and BAE Systems’ Energy Storage System, BAE Systems shall own the Intellectual Property relating solely to the respective design specifications and/or parameters of the BAE Systems’ Energy Storage Module and BAE Systems’ Energy Storage System that are unique to BAE Systems and defined in the required drawing deliverable and controlled under a defined BAE Systems part number.

2.02 Protection, Filing, Prosecution, Maintenance and Registrations:

a.     Joint IP may be patented jointly at common expense.  In the event that one Party declines to participate in obtaining patent protection on a particular Joint IP, the declining Party shall forfeit its share of the patent and all counterparts, anywhere in the world, and the other Party may proceed to patent the Invention as its solely-owned property. The declining Party shall, and hereby agrees to, furnish the filing Party, at the filing Party’s sole expense, with all documents, papers, assignments, or other assistance that may be necessary or desirable for filing, prosecution and maintenance of such patents.

b.     The costs of preparing, filing, and maintaining registrations for such Joint IP shall be borne by the Parties electing to participate in the application for such registrations or patents.  So far as practicable, but subject to grouping of applications to take advantage of common prosecution of applications for substantially similar subject matter, the Parties will equally divide the joint applications for registration that each is to file hereunder.  The Parties shall equally divide between them the total yearly sum of all annuity and maintenance payments due for that year. The other Party shall, and hereby agrees to, furnish the filing Party with all documents, papers, assignments, or other assistance that may be necessary or desirable for filing and maintenance of such applications and registration resulting therefrom.

2.03  Cross License.  Each Party agrees to grant and does hereby grant to the other Party a non-exclusive, royalty-free license (without the right to sublicense) to use the Party’s Background Intellectual Property, provided that such use is only to the extent necessary for  the purpose set forth in this Contract.  The Parties acknowledge and agree that each Party owns all right, title and interest in and to its respective Background  Intellectual Property.

2.04  No Further Licenses.  Except for the license granted in Article 2.03 herein,  no licenses are either granted or implied by one Party to the other Party under any trademark, patent, copyright, trade secret or by this Agreement or by disclosing Proprietary Information to the other Party under this Agreement.

Article 3 — Fleet Defect (Production Program Only)

In the event that at any time prior to the expiration of the warranty period set forth in Article 7B below to BAE Systems, BAE Systems determines that cumulative failures of any kind in the same components in the same or similar application indicate the existence of a systemic design or manufacturing defect, BAE Systems may, in consultation with SELLER, reasonably determine the existence of a fleet defect.  The SELLER shall, upon five days notice from BAE Systems of such determination, submit a correction plan and, upon approval of such correction plan by BAE Systems, shall make and implement any such design

3

modifications, repairs, adjustments and replacements on all delivered and non-delivered items and shall correct or prevent such failures, at no additional cost to BAE Systems.  Notwithstanding the absence of other specific evidence of such design or manufacturing defect, the existence of cumulative failures in a number of items that exceed [**] percent ([**]%) of all the items delivered under this contract, shall in, and of itself, constitute a basis for a fleet defect determination. This calculation to determine the percentage of failures shall apply at any point after acceptance of [**] Work items.

Notwithstanding the date of expiration or commencement of any warranty period as to any particular item or component, system, or subsystem, the SELLER shall retrofit/repair all units then in service, and shall implement any necessary design or material modifications as to items not yet delivered.  If any such retrofit/repair work is required, the guarantee/warranty period for the item shall be extended by [**] from the completion of such retrofit/repair work or the expiration of the previously effective guarantee period, whichever is later.

The SELLER, having produced an item to meet the intent of a component specification, and BAE Systems, having integrated the item into a system of components, agree to work together to determine the root cause and responsibility of a fleet defect.

To the extent the SELLER is responsible for the fleet defect, a plan to remove or accommodate the defect for the satisfaction of the end user is to be developed, mutually agreed upon, and executed.  Remedies also may include those available under warranty including the option to repair or replace equipment delivered.

Article 4 — Unexcused Delivery Delay (Production Program Only)

If BAE SYSTEMS is assessed and is required under contract to pay liquidated damages to a BAE Systems customer for unexcused late delivery of the applicable Units (pursuant to a mutually agreed and documented delivery schedule) and such unexcused late delivery is due solely to SELLER, then executives of BAE Systems and SELLER shall promptly meet to determine in good faith a fair and reasonable  means of compensation to BAE Systems for such loss, the governing principle being that SELLER shall fully compensate BAE Systems for its loss up to the value of the Units that caused such direct liquidated damages to be assessed.

It is expressly understood that this provision shall be the sole and exclusive remedy except for any remedies available to BAE Systems in the event of SELLER’s  default allowed for by contract or law for such unexcused late delivery.

Article 5 - AFTERMARKET SPARES AND REPAIR SERVICES

SELLER agrees that it will not provide OEM replacement, spares, and repair services for the equipment purchased under this Contract directly to customers of BAE SYSTEMS or offer these same products and services to owner/operators of buses equipped with BAE SYSTEMS provided propulsion systems.  Notwithstanding the above, SELLER shall supply or make available spare parts, maintenance, repair, and overhaul support to BAE Systems for a period of [**] from delivery of the BAE Systems Energy Storage System or BAE Systems Energy Storage Module.  Within [**] from the effective date of this Contract, the parties shall cooperate in good faith to identify and mutually agree on the conditions that the aforementioned spare parts and support will be supplied or made available.

Article 6 - TITLE

SELLER warrants that it has title to all Equipment furnished hereunder, free and clear of all liens and encumbrances, and the right to sell such Equipment.

Complete legal and equitable title of each item of Equipment covered by this Contract shall pass to BAE Systems upon SELLER’s completion of properly packaging the Equipment and Equipment is loaded onto BAE SY Systems Shipper’s Truck. This provision shall apply irrespective of any terms of payment specified in the Contract. Passage of title pursuant to this provision shall not release or waive any continuing or subsequent responsibility of SELLER under this Contract.

4

Article 7 — WARRANTY

A.  Development Program

SELLER agrees that Work furnished under this phase of the Contract, excluding the Prototype units (which are provided “AS-IS”), but including the Engineering Development Units, will conform to all specifications, drawings, samples and descriptions, and other requirements of this Contract and be free of defects in design, material and workmanship. The warranty shall begin upon final delivery and extend for a period of [**].  If any non-conformity with Work appears during the foregoing warranty period, SELLER shall promptly repair, replace, or reperform the Work at no cost to BAE Systems.  Transportation of replacement Work and return of non-conforming work and repeat performance of Work shall be at SELLER’s expense. If repair or replacement or reperformance of Work is not timely, BAE Systems may elect to return the non-conforming Work or repair or replace Work or reprocure the Work at SELLER’s expense.  All warranties shall run to BAE Systems.

B.  Production Program

SELLER agrees that Work furnished under this phase of the contract shall strictly conform to all specifications, drawings, and descriptions, and other requirements of this Contract and be free from defects in design, material and workmanship.  The warranty period shall begin [**] after final delivery or upon delivery to the End User whichever occurs sooner and extend for an initial period of [**] during which time non-conforming units will be replaced or repaired (in total compliance to drawings and specifications) at no cost to BAE Systems.  The foregoing warranty shall continue for an additional [**] period during which time repairs and replacements to non-conforming units shall be repaired or replaced at a partial cost to BAE Systems, the terms of which shall be negotiated and agreed to by both parties at a time to be determined by both parties. Nothing in this warranty shall conflict or void any part of Article 3 — Fleet Defect which shall apply in its entirety.

C.  Warranty Exclusions

SELLER shall have no liability or obligation hereunder with respect to any breach or claimed breach of warranty under Sections 8A and 8B above if such breach or claimed breach is caused by the use of the BAE Systems Energy Storage System or BAE Systems Energy Storage Module in (i) an application or environment other than as specified in applicable specifications, documentation or guidelines (collectively, the “Operating Parameters”) or (ii) the modification or alteration of the BAE Systems Energy Storage System or BAE Systems Energy Storage Module by any party other than SELLER or its authorized representatives.  Within [**] of the effective date of the Contract, the parties shall cooperate in good faith to identify and mutually agree on the Operating Parameters and compliance reporting mechanisms.  Any implied warranty of merchantability and fitness for a particular purpose is hereby disclaimed.

Article 8 — LIMITATION OF LIABILITY

Neither SELLER nor BAE Systems shall be liable to the other for any indirect, liquidated, consequential, exemplary or incidental damages (including damages for loss of business profits, business interruption, loss of business information, and the like) arising out of this contract or the use or inability to use the WORK.  Except for (a) breach of a Party’s  confidentiality obligations under the  PIA or a Party’s breach of Article 2 above, (b) A Party’s willful misconduct in performing its obligations under this contract, (c) third party liability claims (to the extent of a  Party’s indemnification  obligations expressly set forth  in this agreement), or  (D) Third Party  product liability claims  ( arising from the fault of each party pursuant to a final judgment of joint liability (with such Party’s liability reduced to the extent of the fault of the other Party ) and provided that the Parties first seek full recovery from their respective insurers before pursuing claims against the other  pursuant to this clause d), In no case shall either Party’s’ aggregate liability to each other  for all matters arising out of the subject matter of this Contract, whether  contract, tort or

5

otherwise, exceed the greater of [**] DOLLARS ($[**]) or the value of invoices issued by SELLER during the preceding twelve month period.

ARTICLE 9 — CONFIDENTIALITY

For the avoidance of doubt, all confidential and proprietary information disclosed by the parties pursuant to this Contract shall be governed by the terms and conditions of the Proprietary Information Agreement entered into between the parties dated August 16, 2007.

ARTICLE 10 — OPTION PRICING AND DELIVERY

SELLER hereby grants to BAE Systems an irrevocable option during the Development Program to procure an additional quantity of [**] pre-production Energy Storage Systems (ESS) units at a cost of $[**] each.  Delivery of the optional ESS units shall be [**] after the option is exercised by the BAE Systems.

In addition, the SELLER also grants an irrevocable option to BAE Systems to procure ESS during the Production Program in accordance with the pricing provided in the following table.

Production ESS Pricing

Minimum Annual Quantity	CY 2008	CY 2009	CY 2010	CY 2011	CY 2012
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

Production ESS Delivery

Quantity [**] per week	Delivery commences [**] After Receipt of Order (ARO)
Quantity [**] per week	Delivery commences [**] After Receipt of Order (ARO)
Quantity [**]	To Be Negotiated

All terms and conditions as agreed to in this Purchase Order (81659) shall be applicable to any Purchase order for any of the Options identified herein.

The exercise of this Option shall be at the discretion of BAE Systems and shall be in writing by the Buyer’s Subcontract representative.

Buyer is under no obligation whatsoever to exercise and/or procure any of the [**] ESS units identified herein.

6

Amendment 1

This Amendment #1 (“Amendment”)  to  the BAE SYSTEMS Special Terms and Conditions Dated: 5/16/2007 is hereby issued to incorporate the following terms and conditions.  This Amendment 1 shall be effective as of December 10, 2008 (“Effective Date”).

Article 7 of the Special Terms and Conditions, Sections (B) and (C) are hereby deleted and replaced with the following:

B.  Production Program

SELLER agrees that Work furnished under this phase of the contract shall strictly conform to all specifications, drawings, and descriptions, and other requirements of this Contract and be free from defects in design, material and workmanship.  The warranty period shall begin [**] after final delivery or upon delivery to the End User whichever occurs sooner (“Warranty Commencement Date”) and extend for an initial period of [**] during which time non-conforming units will be replaced or repaired (in total compliance to drawings and specifications) at no cost to BAE Systems.

The foregoing warranty shall continue for an additional [**] period provided however, that the warranty shall only apply to the  BAE Energy Storage System as a whole, BAE Energy Storage Module and Battery Management System during which time  any non-conforming   BAE Energy Storage System, BAE Energy Storage Module and Battery Management System shall be repaired or replaced at a partial cost to BAE Systems, at the cost sharing percentages set forth below.

Extended Warranty Period ([**] calculated from the Warranty Commencement Date)	BAE prorated warranty coverage
[**]

[**]% of the then-current replacement charge for the BAE Energy Storage System, BAE Energy Storage Module or Battery Management System and diagnostic and labor costs at the time of the claim (i.e. A123 shall cover [**]% of the cost).

[**]

[**]% of the then-current replacement charge for the BAE Energy Storage System, BAE Energy Storage Module or Battery Management System and diagnostic and labor costs at the time of the claim (i.e. A123 shall cover [**]% of the cost).

Spare Parts – The Spare Part List attached hereto as Exhibit A details  the components of the BAE Energy Storage System that may be purchased separately and the cost of such Spare Parts.  The Spare Parts List shall remain in effect for a period of [**] from the Effective Date of this Amendment unless otherwise mutually agreed upon by the parties in writing. Thereafter the pricing for the items on the Spare Parts list shall be mutually agreed upon on an annual basis.   The Spare Parts will fall into two categories; (1) Spare Parts that may be installed by BAE Systems trained personnel and (2) Spare Parts that must be installed by Seller or Seller’s designated agent which may include BAE systems personnel.   The cost of shipping is not included in the price of the Spare Part and shall be BAE Systems’ sole responsibility.

The Seller’s labor costs for diagnostic and repair services are not included in the price of the Spare Parts.  In the event of a valid warranty claim during [**] of the warranty period,  Seller’s labor costs for diagnostic and repair services shall be shared by the parties based on the cost sharing percentages set forth above.   The Seller’s labor costs for diagnostic and repair services if a BAE Energy Storage System is returned shall be $[**] per unit.  The Seller’s labor costs and diagnostic and repair services if the Energy Storage Modules  or Battery Management System  is returned shall be $[**].

For Spare Parts provided to BAE as a result of a valid warranty claim, the warranty period for the Spare Part shall be coterminous with the warranty period for the original BAE Systems Energy Storage System which was covered by warranty.

Nothing in this warranty shall conflict or void any part of Article 3 — Fleet Defect which shall apply in its entirety.

Warranty Claims will be processed in accordance with the Claim Process attached hereto as Exhibit B.

C.  Warranty Exclusions

1.1.

SELLER shall have no liability or obligation hereunder with respect to any breach or claimed breach of warranty under Sections 7A and 7B above if such breach or claimed breach is caused by (i) the use of the BAE Systems Energy Storage System or BAE Systems Energy Storage Module in a manner contrary to the Operating Parameters or (ii) the modification or alteration of the BAE Systems Energy Storage System or BAE Systems Energy Storage Module by any party other than SELLER or its authorized representatives (iii) damage to the BAE Systems Energy Storage System or BAE Systems Energy Storage Module resulting from a collision, vehicle fire, flooding or water exposure, crushing impact, rodent or other pest infestation, improper maintenance or other electrical service procedures affecting the product.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute and deliver this Amendment as of the Effective Date first indicated above.

BAE Systems		A123 Systems, Inc.

By:	/s/ Lou Schlagter	By:	/s/ Michael Rubino

Name:	Lou Schlagter	Name:	Michael Rubino
Title:	Subcontracts Program Manager	Title:	CFO

Exhibit A — Spare Parts List

Exhibit B — Warranty Claim Process

Exhibit A

Spare Parts List

Part No.	Part	Part Price
[**]	[**]	[**]

Exhibit B

Warranty Claim Process

The parties have mutually agreed on the following warranty claim process:

1.     For warranty claims during the warranty period, the non-conforming BAE Systems’ Energy Storage System, BAE Systems’ Energy Storage Module, Battery Management System or Spare Part (in [**] of the Warranty Period), as applicable (the “Product”), shall be returned to BAE Systems’ Johnson City NY service location at BAE Systems’ cost  and BAE Systems shall notify A123 Systems promptly of the alleged warranty claim. In cases where this is not practical, BAE Systems may elect to have the defective Product shipped directly from the point where the unit defect was discovered at BAE Systems’ cost.

2.     A123 Systems’ Customer Service representative shall collect the appropriate information from BAE Systems.  This information shall include at the minimum:

a.     Serial number of Product

b.     Description of symptoms of Product failure mode(s)

c.     All data from [**] corresponding to the Product

3.     After review of the warranty claim A123 may issue a Return Material Authorization (RMA) number and arrange for transportation of the Products from the Johnson City NY service location to A123 Systems’ facility in Hopkinton MA at BAE Systems’ cost.

4.     A123 Systems will inspect and diagnose the returned Product to determine if the Product is in breach of Warranty.  A123 will generate a Failure Diagnosis Report for review by BAE Systems.  The Failure Diagnosis Report will identify the failure and, in the event that A123 determines that the failure constitutes a valid warranty claim, A123 Systems shall either repair or replace the Product.

a.     If the returned Product is determined to be ‘no trouble found’ then BAE Systems shall be debited the  $[**] for the Energy Storage Systems, and $[**] for either the Energy Storage Modules or Battery Management Systems.

b.     If BAE Systems requests a more detailed root cause analysis, A123 will quote this on a time and material basis.

c.     A123 Systems will determine if a failed Product is to be repaired or replaced.

d.     During [**] of the warranty period, A123 shall repair or replace the  Product  and deliver it to the Johnson City NY service location at A123 Systems’ cost.  During [**] of the warranty period, A123 shall repair or replace the Product and deliver the Product to the Johnson City NY service location on a shared cost basis based on the cost sharing percentages set forth in Section 7(b).  Transportation to Johnson City NY service location will be at A123’s cost.